Exhibit 99.1
FOR IMMEDIATE RELEASE
Global Consumer Acquisition Corp Announces New CEO and Board of Directors
New York, New York — December 29, 2008 — Global Consumer Acquisition Corp. (AMEX: GHC, GHC.U, GHC.WS), (the “Company” or “GCAC”) today announced the appointment of a new Chief Executive Officer and Board of Directors. The company’s Chairman, Jason Ader, will replace Scott LaPorta as Chief Executive Officer and will remain Chairman of the Company.
Simultaneously, Global Consumer announced the appointment of a new Board of Directors that includes Michael B. Frankel, Andrew Nelson, Richard A.C. Coles, and Mark Schulhof. The Company’s current Board, Scott LaPorta, Robert M. Foresman, Carl H. Hahn, Philip Marineau, Marc Soloway and Steven Westly, have resigned.
Global Consumer’s management team currently believes SPAC investment opportunities that present the highest possible return for investors are currently in the United States, as opposed to internationally.
“When GCAC first came to market in November 2007, the best investment opportunities for SPACs were outside the United States,” commented Jason Ader, Chairman and CEO of Global Consumer Acquisition Corp. “Today, we see tremendous opportunity right in our backyard, particularly in our core competence of hospitality, leisure, and gaming, and in distressed assets, and we look forward to working with the new Board of Directors, who are all based in the U.S., that can pursue the deal-making process in those markets. I would like to thank the resigning directors for their excellent and dedicated service to GCAC.”
As of October 25, 2008, Global Consumer Acquisition Corp. had a balance of approximately $316 million in trust assets held at JPMorgan Chase Bank, with Continental Stock Transfer & Trust Company as trustee. All of the trust assets are invested in the JP Morgan U.S. Treasury Plus Money Market Fund.
About Global Consumer Acquisition Corp’s New Board of Directors
Michael B. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear Stearns & Co., Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co. where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a B.S. in Economics from Lafayette College.

Andrew Nelson has been the Chief Financial Officer and Assistant Secretary of Global Consumer Acquisition Corp. since its formation in 2007. Mr. Nelson has also served as Managing Director of Finance & Accounting at Hayground Cove Asset Management, LLC, sponsor of Global Consumer Acquisition Corp., since September 2005. Mr. Nelson is also a member of Hayground Cove’s Risk Committee. From 2006 to 2007, Mr. Nelson also served as Controller of India Hospitality Corp. Prior to joining Hayground Cove, Mr. Nelson worked at Context Capital Management, a hedge fund located in San Diego, California specializing in the convertible arbitrage strategy, as a Senior Operations Consultant from September 2004 to August 2005. Mr. Nelson is a Chartered Financial Analyst and is enrolled in the Executive M.B.A. Program at New York University.

Richard A.C. Coles is a Co-Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles is the primary Principal responsible for the day to day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles holds a B.A. from Boston College and an M.B.A. in Finance and Accounting from New York University, Stern School of Business.
Mark Schulhof is Chief Executive Officer and President of Quadriga Art II, Inc., a leading provider of services to the non-profit community worldwide since 1994. Mr. Schulhof’s responsibilities at Quadriga Art II, Inc. include the oversight of all day-to-day operations and development of strategic growth initiatives in all channels of the business. Mr. Schulhof holds a Bachelor of Arts from Franklin & Marshall College and holds a Masters in Politics and Public Policy from The Eagleton Institute of Politics at Rutgers University.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses in the global consumer products industry.
Company Contact:
Andrew Nelson
Chief Financial Officer
Global Consumer Acquisition Corp.
(212) 445-7800
Forward Looking Statements
     This report, and the information incorporated by reference in it, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,”

“plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained or incorporated by reference in this report are based on our current expectations and beliefs concerning future developments and their potential effects on us and speak only as of the date of such statement. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” filed in our Annual Report on Form 10-K for the year ended December 31, 2007. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.